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                            SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No. ___)


Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]   Preliminary  Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive  Proxy Statement
[x]   Definitive  Additional  Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                        Provident Bankshares Corporation
         --------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                  Marc P. Levy, Muldoon, Murphy & Faucette LLP
     -----------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      1)   Title of each class of securities to which transaction applies:
           ................................................................
      2)   Aggregate number of securities to which transaction applies:
           ................................................................
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           ................................................................
      4)   Proposed maximum aggregate value of transaction:
           ................................................................

      5)   Total fee paid:

           ................................................................



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[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:
            ............................................
      2)    Form, Schedule or Registration Statement No.:
            ............................................
      3)    Filing Party:
            ............................................
      4)    Date Filed:
            ............................................


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March 30, 1999


Dear Provident Shareholders:

You should have already received our proxy materials for the 1999 Annual Meeting of Stockholders to be held April 21, 1999 at Provident's offices. I look forward to personally greeting each of you who is able to attend. Whether or not you plan to attend, I urge you to sign, date and return the enclosed WHITE proxy card in the postage paid envelope provided.

You may have received proxy materials from Mid-Atlantic Investors soliciting support for what your Board believes is an ill-conceived and harmful proposal intended to force the immediate sale of your company. Mid-Atlantic, which owns less than 2.5% of our stock and has borrowed against that stock, is well known for its tactic of purchasing a small position in a bank and then agitating for its sale.

I STRONGLY URGE YOU NOT TO RETURN MID-ATLANTIC'S GREEN PROXY CARD. INSTEAD, SHOW YOUR SUPPORT FOR OUR CONTINUING EFFORTS TO INCREASE SHAREHOLDER VALUE BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED.

By signing the enclosed WHITE proxy card, you will authorize the persons named on the card to vote in accordance with their best judgment on the Mid-Atlantic proposal. Those persons intend to vote against the proposal.

Your Board strongly believes that a forced sale of Provident would not be in the best interests of the shareholders. Although the proposal does not require Provident to take any action, its adoption could result in uncertainty concerning Provident's future and thereby adversely affect its ability to retain and attract customers and employees, as well as its ability to enter into the most favorable arrangements or alliances with third parties.

Consider:

     / / TOTAL SHAREHOLDER RETURN OVER THE FIVE YEARS ENDED 12/31/98 HAS BEEN 27% PER YEAR, COMPARED TO NASDAQ'S AVERAGE OF 20% AND A PEER BANK GROUP AVERAGE OF 28%.

     / / 1998 EARNINGS GROWTH PER SHARE, ANOTHER EXTREMELY IMPORTANT MEASURE OF PERFORMANCE, WAS 13%, COMPARED TO 6% FOR OUR PEERS.

     / / DIVIDENDS HAVE INCREASED EVERY QUARTER FOR THE LAST 21 QUARTERS, PAYING OUT APPROXIMATELY 33% OF EARNINGS.

Rest assured, your Board is aware of its obligations to act in the best interests of the


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shareholders.  In fact, last  September,  we wrote all of the  shareholders  and indicated that your Board had not adopted a "Just Say No Policy" with respect to any offers to buy the company.

After we have reviewed Mid-Atlantic's materials in greater detail, we will write you again with a more detailed analysis of what we believe are the flaws in their position. If you have already returned our WHITE proxy card, you need not do anything and should not return Mid-Atlantic's green proxy card.

If you have already returned Mid-Atlantic's green proxy card, you have every right to change your mind by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided. Remember, only your latest dated proxy card counts.

Thank you for your consideration and support.

Very truly yours,



/s/ Peter M. Martin
----------------------
Peter M. Martin
Chairman of the Board, President
And Chief Executive Officer


           IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER,
             ONLY THAT ORGANIZATION CAN VOTE YOUR SHARES.  PLEASE
                DIRECT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT
                 TO EXECUTE ON YOUR BEHALF A WHITE PROXY CARD
                      WITH A VOTE FOR PROPOSALS 1 AND 2.

                   IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY
                ASSISTANCE, PLEASE CONTACT OUR PROXY SOLICITOR:

                          INNISFREE M&A INCORPORATED

                          TOLL FREE - 1-888-750-5834

                              501 MADISON AVENUE
                                  20TH FLOOR
                              NEW YORK, NY 10022